Exhibit 10.13

OFFER OF EMPLOYMENT | CHIEF LEGAL OFFICER & CORPORATE SECRETARY

March 14, 2021

David Kronenfeld
1120 E. Kennedy Blvd, # 734
Tampa, FL 33602
DavidKronenfeld@gmail.com

Dear David,

I am delighted to offer you the position of Chief Legal Officer & Corporate Secretary with USA Rare Earth, LLC (USARE), reporting to the President. This is a full-time, permanent position with a start date of March 22, 2021.

Compensation

Your starting salary will be $200,000 per year, payable bi-weekly, less required deductions. In addition to your salary, you will be entitled to the following:

●	Bonus: Your annual bonus target will be 50% of your base salary, prorated for the first year (if applicable). Performance objectives are to be agreed upon.

●	LTI: Units: Upon approval of the Board of Managers, you will be granted the option to acquire 750,000 Class A Units of the Company with a distribution threshold of $1.7302 per unit. The intended grant date is March 22, 2021 and specific vesting schedule shall be reflected in a separate Incentive Unit Award Agreement. Enclosed is a copy of the Company’s Incentive Plan.

If: (1) there is a delay in obtaining any approvals of this Offer Letter which are required pursuant to USARE’s 3rd Amended and Restated Limited Liability Company Agreement (“LLC Agreement”) which prevents USARE from formally granting the incentive units contemplated by this Offer Letter prior to the first vesting date of any such incentive units; (2) USARE experiences a Deemed Liquidation Event, as defined in the LLC Agreement, or an initial public offering on the United States stock exchange; (3) you would have been eligible for Long Term Capital Gains tax treatment, as defined and determined by the Internal Revenue Service, with respect to your vested incentive units but for the delay of USARE’s formal grants of the incentive units contemplated by this Offer Letter; AND (4) your ordinary tax rate, for the tax year in which USARE experiences the Deemed Liquidation Event or in which your market lock-up period following USARE’s initial public offering expires, is greater than the then Long Term Capital Gains tax rate; then USARE will pay to you a lump sum payment equal to the differential tax burden sustained because of the delay in approval. This lump sum payment shall be due to you within ninety (90) days of such Deemed Liquidation Event or the expiration of the market lock-up period following the initial public offering, as applicable.

USA Rare Earth, LLC

●	Vacation: As an employee of USARE, you will receive four weeks of paid vacation per year, pro-rated for your first year if applicable. Vacation will be agreed in advance for such time or times as are mutually convenient between the Employer and the Employee.

●	Medical, Dental, Short-Term & Long-Term Disability Insurance: You are eligible for our health, dental and vision coverage, with the employee premium (100%) percent paid for by the Company, starting the first of the month following your date of hire. Enclosed is an overview of the policy coverages.

●	401(k): Three (3) percent employer match. Employees are eligible to contribute the first day of the month after thirty (30) days of work.

Expenses

The Employer will reimburse the Employee for all reasonable expenses, in accordance with the Employer’s lawful policies as in effect from time to time, including but not limited to any travel and entertainment expenses incurred by the Employee in connection with the business of the Employer. Expenses will be paid within a reasonable time after submission of acceptable supporting documentation.

Duty to Devote Full Time

The Employee agrees to devote full-time efforts, as an employee of the Employer, to the employment duties and obligations as described in this Agreement.

Conflict of Interest

During the term of the Employee’s active employment with the Employer, it is understood and agreed that any business opportunity relating to or similar to the Employer’s actual or reasonably anticipated business opportunities (with the exception of personal investments in less than 5% of the equity of a business, investments in established family businesses, real estate, or investments in stocks and bonds traded on public stock exchanges) coming to the attention of the Employee, is an opportunity belonging to the Employer. Therefore, the Employee will advise the Employer of the opportunity and cannot pursue the opportunity, directly or indirectly, without the written consent of the Employer.

During the term of the Employee’s active employment with the Employer, the Employee will not, directly or indirectly, engage or participate in any other business activities that the Employer, in its reasonable discretion, determines to be in conflict with the best interests of the Employer without the written consent of the Employer.

Non-Competition

The Employee agrees that during the Employee’s term of active employment with the Employer and for a period of two (2) years after the end of that term, the Employee will not, directly or indirectly, as Employee, owner, sole proprietor, partner, director, member, consultant, agent, founder, co-venturer or otherwise, solely or jointly with others engage in any business that is in competition with the business of the Employer, or give advice or lend credit, money or the Employee’s reputation to any natural person or business entity engaged in a competing business.

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Non-Solicitation

The Employee understands and agrees that any attempt on the part of the Employee to induce other employees or contractors to leave the Employer’s employ, or any effort by the Employee to interfere with the Employer’s relationship with its other employees and contractors would be harmful and damaging to the Employer. The Employee agrees that during the Employee’s term of employment with the Employer and for a period of two (2) years after the end of that term, the Employee will not in any way, directly or indirectly:

a.	Induce or attempt to induce any employee or contractors of the Employer to quit employment or retainer with the Employer.

b.	Otherwise interfere with or disrupt the Employer’s relationship with its employees and contractors.

c.	Discuss employment opportunities or provide information about competitive employment to any of the Employer’s employees or contractors; or

d.	Solicit, entice, or hire away any employee or contractor of the Employer for the purpose of an employment opportunity that is in competition with the Employer.

This non-solicitation obligation as described in this section will be limited to employees or contractors who were employees or contractors of the Employer during the period that the Employee was employed by the Employer.

During the term of the Employee’s active employment with the Employer, and for two (2) years thereafter, the Employee will not divert or attempt to divert from the Employer any business the Employer had enjoyed, solicited, or attempted to solicit, from its customers, prior to termination or expiration, as the case may be, of the Employee’s employment with the Employer.

Confidential Information

The Employee acknowledges that, in any position the Employee may hold, in and as a result of the Employee’s employment by the Employer, the Employee will, or may, by making use of, acquiring, or adding to information which is confidential to the Employer (the “Confidential Information”) and the Confidential Information is the exclusive property of the Employer.

The Confidential Information will include all data and information relating to the business and management of the Employer, including but not limited to, proprietary and trade secret technology and accounting records to which access is obtained by the Employee, including Work Product, Computer Software, Other Proprietary Data, Business Operations, Marketing, and Development Operations, and Customer Information.

The Confidential Information will also include any information that has been disclosed by a third party to the Employer and is governed by a non-disclosure agreement entered into between that third party and the Employer.

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The Confidential Information will not include information that:

a.	Is generally known in the industry of the Employer. Is now or subsequently becoming generally available to the public through no wrongful act of the Employee.

b.	Was rightfully in the possession of the Employee prior to the disclosure to the Employee by the Employer.

c.	Is independently created by the Employee without direct or indirect use of the Confidential Information; or

d.	The Employee rightfully obtains from a third party who has the right to transfer or disclose it.

The Confidential Information will also not include anything developed or produced by the Employee during the Employee’s term of employment with the Employer, including but not limited to any intellectual property, process, design, development, creation, research, invention, know-how, trade name, trademark or copyright that:

a.	Was developed without the use of equipment, supplies, facility, or Confidential Information of the Employer.

b.	Was developed entirely on the Employee’s own time.

c.	Does not result from any work performed by the Employee for the Employer; and

d.	Does not relate to any actual or reasonably anticipated business opportunity of the Employer.

Duties and Obligations Concerning Confidential Information

The Employee agrees that a material term of the Employee’s Agreement with the Employer is to keep all Confidential Information absolutely confidential and protect its release from the public. The Employee agrees not to divulge, reveal, report, or use, for any purpose, any of the Confidential Information which the Employee has obtained or which was disclosed to the Employee by the Employer as a result of the Employee’s employment by the Employer. The Employee agrees that if there is any question as to such disclosure, then the Employee will seek out senior management of the Employer prior to making any disclosure of the Employer’s information that may be covered by this Agreement.

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The Employee agrees and acknowledges that the Confidential Information is of a proprietary and confidential nature and that any disclosure of the Confidential Information to a third party in breach of this Agreement cannot be reasonably or adequately compensated for in money damages, would cause irreparable injury to Employer, would gravely affect the effective and successful conduct of the Employer’s business and goodwill and would be a material breach of this Agreement.

The obligations to ensure and protect the confidentiality of the Confidential Information imposed on the Employee in this Agreement and any obligations to provide notice under this Agreement will survive the expiration or termination, as the case may be, of this Agreement and will continue indefinitely from the date of such expiration or termination.

The Employee may disclose any of the Confidential Information:

a.	To a third party where Employer has consented in writing to such disclosure; or

b.	To the extent required by law or by the request or requirement of any judicial, legislative, administrative, or other governmental body after providing reasonable prior notice to the Employer.

If the Employee loses or makes unauthorized disclosure of any of the Confidential Information, the Employee will immediately notify the Employer and take all reasonable steps necessary to retrieve the lost or improperly disclosed Confidential Information.

Ownership and Title to Confidential Information

The Employee acknowledges and agrees that all rights, title, and interest in any Confidential Information will remain the exclusive property of the Employer. Accordingly, the Employee specifically agrees and acknowledges that the Employee will have no interest in the Confidential Information, including, without limitation, no interest in know-how, copyright, trademarks, or trade names, notwithstanding the fact that the Employee may have created or contributed to the creation of the Confidential Information.

The Employee waives any moral rights that the Employee may have with respect to the Confidential Information.

The Employee agrees to immediately disclose to the Employer all Confidential Information developed in whole or in part by the Employee during the Employee’s term of employment with the Employer and to assign to the Employer any right, title, or interest the Employee may have in the Confidential Information. The Employee agrees to execute any instruments and to do all other things reasonably requested by the Employer, both during and after the Employee’s employment with the Employer, in order to vest more fully in the Employer all ownership rights in those items transferred by the Employee to the Employer.

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Return of Confidential Information

The Employee agrees that upon request of the Employer or upon termination or expiration, as the case may be, of this employment, the Employee will turn over to the Employer all Confidential Information belonging to the Employer, including but not limited to, all documents, plans, specifications, disks, or other computer media, as well as any duplicates or backups made of that Confidential Information in whatever form or media, in the possession or control of the Employee that:

a.	May contain or be derived from ideas, concepts, creations, or trade secrets and other proprietary and Confidential Information as defined in this Agreement; or

b.	Is connected with or derived from the Employee’s employment with the Employer.

Agreement Binding Authority

Notwithstanding any other term or condition expressed or implied in this Agreement to the contrary, the Employee will not have the authority to enter into any contracts or commitments for or on the behalf of the Employer without first obtaining the express written consent of the Employer.

Termination of Employment

The Employer and the Employee agree that the Employee’s employment is at-will. As such, this Agreement is subject to termination by the Employee or the Employer at any time with or without notice, and with or without cause. Nothing in this Agreement, or in any of the Employer’s policies or procedures, should be interpreted to eliminate the at-will employment status of the Employee.

The Termination Date specified by either the Employee or the Employer may expire on any day of the month and upon the Termination Date, the Employer will forthwith pay to the Employee any outstanding portion of the compensation including any accrued vacation and banked time, if any, calculated to the Termination Date.

If a notice has been given by either party for any reason, the Employee and the Employer agree to execute their duties and obligations under this Agreement diligently and in good faith through to the end of the notice period of thirty (30) days. The Employer may not make any changes to compensation or any other term or condition of this Agreement between the time termination notice is given through to the end of the notice period.

USARE retains the right to terminate your employment for unsatisfactory performance on the job or personal behavior that in any way reflects adversely on USARE.

Remedies

In the event of a breach or threatened breach by the Employee of any of the provisions of this Agreement, the Employee agrees that the Employer is entitled to a permanent injunction, in addition to and not in limitation of any other rights and remedies available to the Employer at law or in equity, in order to prevent or restrain any such breach by the Employee or by the Employee’s partners, agents, representatives, servants, employees, and/or any and all persons directly or indirectly acting for or with the Employee.

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Notice and Opportunity to Cure

Whenever a breach of this Agreement by either party is relied upon as a justification for any action taken by the other party, before such action is taken, the party asserting the breach shall give the other party written notice of the existence and nature of the breach and such other party shall have the opportunity to correct such breach during the sixty-day period following such notice. If such cure is effected, then any such breach shall not be a basis for the party intending to rely thereon. In the event a breach is not curable, then notice and an opportunity to cure shall not be required.

Severability

The Employer and the Employee acknowledge that this Agreement is reasonable, valid, and enforceable. However, if any term, covenant, condition, or provision of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, it is the parties’ intent that such provision be changed in scope by the court only to the extent deemed necessary by that court to render the provision reasonable and enforceable and the remainder of the provisions of this Agreement will in no way be affected, impaired or invalidated as a result.

Notices

Any notices, deliveries, requests, demands, or other communications required here will be deemed to be completed when hand-delivered, delivered by agent, or seven (7) days after being placed in the post, postage prepaid, to the parties at the following addresses or as the parties may later designate in writing:

Employer Name:	USA Rare Earth, LLC

Address:	1001 Water Street. Suite 600 Tampa, FL 33602

Employee Name:	David Kronenfeld

Address:	1120 E. Kennedy Blvd, #734 Tampa, FL 33602

Modification of Agreement

Any amendment or modification of this Agreement or additional obligation assumed by either party in connection with this Agreement will only be binding if evidenced in writing signed by each party or an authorized representative of each party.

Governing Law

The interpretation and construction of this Agreement, and all matters relating hereto (including, without limitation, the validity or enforcement of this Agreement), shall be governed by the laws of the state of Florida without regard to any conflicts or choice of laws provisions of the State of Florida that would result in the application of the lay of any other jurisdiction.

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Definitions

For the purpose of this Agreement the following definitions will apply:

a.	‘Work Product’ means work product information, including but not limited to, work product resulting from or related to work or projects performed or to be performed for the Employer or for clients of the Employer, any type or form in any stage of actual or anticipated research and development.

b.	‘Computer Software’ means computer software resulting from or related to work or projects performed or to be performed for the Employer or for clients of the Employer, any type or form in any stage of actual or anticipated research and development, including but not limited to, programs and program modules, routines and subroutines, processes, algorithms, design concepts, design specifications (design notes, annotations, documentation, flowcharts, coding sheets, and the like), source code, object code and load modules, programming, program patches, and system designs.

c.	‘Other Proprietary Data’ means information relating to the Employer’s proprietary rights prior to any public disclosure of such information, including but not limited to the nature of the proprietary rights, production data, technical and engineering data, test data and test results, the status, and details of research and development of products and services, and information regarding acquiring, protecting, enforcing, and licensing proprietary rights (including patents, copyrights, and trade secrets).

d.	‘Business Operations’ means operational information, including but not limited to internal personnel and financial information, vendor names and other vendor information (including vendor characteristics, services, and agreements), purchasing and internal cost information, internal services and operational manuals, and the manner and methods of conducting the Employer’s business.

e.	‘Marketing and Development Operations’ means marketing and development information, including but not limited to marketing and development plans, price and cost data, price and fee amounts, pricing, and billing policies, quoting procedures, marketing techniques and methods of obtaining business, forecasts, and forecast assumptions and volumes, and future plans and potential strategies of the Employer which have been or are being considered.

f.	‘Customer Information’ means customer information, including but not limited to, names of customers and their representatives, Agreements and their contents and parties, customer services, data provided by customers and the type, quantity, and specifications of products and services purchased, leased, licensed or received by customers of the Employer.

g.	‘Termination Date’ means the date specified in this Agreement or in a subsequent notice by either the Employee or the Employer to be the last day of employment under this Agreement. The parties acknowledge that various provisions of this Agreement will survive the Termination Date.

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General Provisions

Time is of the essence in this Agreement. Headings are inserted for the convenience of the parties only and are not to be considered when interpreting this Agreement. Words in the singular mean and include the plural and vice versa. Words in the masculine mean and include the feminine and vice versa.

No failure or delay by either party to this Agreement in exercising any power, right, or privilege provided in this Agreement will operate as a waiver, nor will any single or partial exercise of such rights, powers or privileges preclude any further exercise of them or the exercise of any other right, power or privilege provided in this Agreement.

This Agreement will inure to the benefit of and be binding upon the respective heirs, executors, administrators, successors, and assigns, as the case may be, of the Employer and the Employee.

This Agreement may be executed in counterparts. Facsimile signatures are binding and are considered to be original signatures.

If, at the time of execution of this Agreement, there is a pre-existing employment agreement still in effect between the parties to this Agreement, then in consideration of and as a condition of the parties entering into this Agreement and other valuable consideration, the receipt and sufficiency of which consideration is acknowledged, this Agreement will supersede any and all pre-existing employment agreements between the Employer and the Employee. Any duties, obligations, and liabilities still in effect from any pre-existing employment agreement are void and no longer enforceable after the execution of this Agreement.

This Agreement constitutes the entire Agreement between the parties, and there are no further items or provisions, either oral or written. The parties to this Agreement stipulate that neither of them has made any representations with respect to the subject matter of this Agreement except such representations as are specifically set forth in this Agreement.

You agree to abide by all company policies and guidelines including those outlined in the company’s handbook. Company policies can be amended at any time at the employers discretion.

We are also required by law to have proof of your US citizenship or right to work in the US and therefore you will need to complete and submit an I-9 form on or before your first day of employment.

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David, we are excited to continue to have you be part of the team in what is a critical role. If you have any questions, please feel free to reach out at any time. Please indicate your acceptance of this offer by signing and dating where indicated below and returning it to me by the close of business on March 17, 2021.

Sincerely,

USA RARE EARTH, LLC

/s/ Thayer Smith
Thayer Smith
President

ACKNOWLEDGED, UNDERSTOOD AND ACCEPTED BY:

/s/ David Kronenfeld	8/30/22
David Kronenfeld	Date

Enclosures:
Employee Handbook
Benefits Summaries
Incentive Plan

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